Exhibit 99.1

Contact:	Patrick E. Flanigan III	Brian Gill
	VP, Investor Relations	VP, Corporate Communications
	Celgene Corporation	Celgene Corporation
	(908) 673-9969	(908) 673-9530

CELGENE ANNOUNCES ADDITIONAL $4 BILLION SHARE REPURCHASE AUTHORIZATION

SUMMIT, NJ – (June 17, 2015) – Celgene Corporation (NASDAQ: CELG) today announced that during its June meeting the Company's Board of Directors authorized the repurchase of up to an additional $4.0 billion of the Company's common stock.

This open-ended program is effective immediately. Purchases may be made in the open market or in privately negotiated transactions from time to time, as determined by Celgene's management and in accordance with the requirements of the Securities and Exchange Commission. Celgene now has a total of approximately $5.2 billion remaining from previous authorizations plus the new authorization. Since 2009, Celgene has returned approximately $12.3 billion to shareholders through the repurchase program.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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